Exhibit 99.1

For Release May 16, 2003—9:00 a.m. PST	Contact: Heidi B. Stanley
(509) 358-6160

STERLING FINANCIAL CORPORATION

OF SPOKANE, WASHINGTON,

ANNOUNCES ISSUANCE OF TRUST PREFERRED SECURITIES

Spokane, Washington—May 16, 2003—Sterling Financial Corporation (NASDAQ: STSA) today announced that two wholly-owned subsidiaries had completed the issuance of $30 million of trust preferred securities.  Sterling Capital Statutory Trust V completed the issuance of $20 million of floating rate trust preferred securities on May 14, 2003.  These securities bear an initial rate of 4.54%.  The rate will be adjusted quarterly at the 90-day LIBOR plus 3.25%.  Sterling Capital Trust IV completed the issuance of $10 million of floating rate trust preferred securities on May 15, 2003.  These securities bear an initial rate of 4.44%.  The rate will be adjusted quarterly at the three-month LIBOR plus 3.15%.  The newly issued trust preferred securities will mature in 2033.

The net proceeds from the sale of the new trust preferred securities were used primarily to redeem $40 million of 9.5% trust preferred securities of Sterling Capital Trust I.  The new trust preferred securities, part of larger pooled offerings, were not registered under the Securities Act of 1933 and, accordingly, may not be sold in the United States absent registration or an exemption from applicable registration requirements.

ABOUT STERLING

Sterling Financial Corporation of Spokane, Washington, is a unitary savings and loan holding company, which owns Sterling Savings Bank.  Sterling Savings Bank is a Washington State-chartered, federally insured stock savings association, which opened in April 1983.  Sterling Savings Bank, based in Spokane, Washington, has branches throughout Washington, Idaho, Oregon and western Montana.  Through Sterling’s wholly owned subsidiaries Action Mortgage Company and INTERVEST-Mortgage Investment Company, it operates loan production offices in Washington, Oregon, Idaho and western Montana.  Sterling’s subsidiary Harbor Financial Services provides non-bank investments, including mutual funds, variable annuities, and tax-deferred annuities, through regional representatives throughout Sterling Savings’ branch network.  Sterling’s subsidiary, Dime Insurance Agency provides commercial and consumer insurance products through its offices in western Montana.